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EXHIBIT 10.1

                              CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT AND STOCK PLAN (this "Agreement") is entered into as of April 1, 2004 by and between Galaxy Minerals, Inc. ("GMI"), a Florida corporation, whose principal place of business is located at 500 Park Avenue, Suite 203, Lake Villa, IL 60046, and Stephen Stamp ("Consultant"), whose principal place of business is located at 7300 Turfway Road, Suite 300, Florence, KY 41042, USA (individually, a "Party" and collectively, the "Parties").

                                    RECITALS

A. GMI is a public company whose Common Stock, $.001 par value, is quoted on the OTC Bulletin Board. It is important to GMI for GMI to have access to new minerals extraction projects and expertise in negotiation and structuring of transactions.

B. Consultant is experienced in sourcing minerals extraction projects, negotiating and structuring their acquisition for companies such as GMI.

C. Consultant is desirous of engaging as a consultant, and is desirous of acting as a consultant to GMI in the area of project acquisition with the specific objective of providing a continuous flow of new projects to GMI.

                                    AGREEMENT

NOW, THEREFORE, it is mutually agreed by and between the Parties as follows:

1. ENGAGEMENT. GMI hereby retains and engages Consultant to perform such minerals extraction project searches/acquisitions as GMI may from time to time reasonably request and as set forth more particularly in paragraph 2 below (the "Consulting Services"), and Consultant agrees to perform the Consulting Services subject to the terms and conditions of this Agreement.

2. CONSULTING SERVICES. The consulting services contemplated by this Agreement (the "Consulting Services") shall consist of:

         a. Using their contacts in the minerals extraction industry to identify potential new opportunities;

         b. Assessing such opportunities for their commercial potential and fit with GMI's strategy as laid down by GMI's Board of Directors from time to time;

         c. Organizing and supervising due diligence on potential new opportunities including, as required, the engagement and management of third party specialist contractors and advisers;

         d. Negotiating terms and structuring the acquisition of new minerals extraction projects for approval by GMI's Board of Directors; and

3. SCOPE OF THIS AGREEMENT. The raising of capital by Consultant for GMI is outside the scope of this Agreement. Consultant shall not perform for GMI any service related to the raising of capital, whether directly or indirectly, including without limitation (a) securing additional marketmakers; (b) obtaining exposure to institutional investors and other interested parties; and (c) locating regional firm analysis to initiate coverage on GMI.





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4.       CONSIDERATION. In consideration of the performance by Consultant of the
         Consulting Services, GMI will issue to Consultant 2,000,000 shares of GMI common stock (the "Shares") for each 12 months that Consultant provides Consulting Services to GMI.

5. EXPENSES. Consultant shall bear his out-of-pocket costs and expenses incident to performing the Consulting Services, without a right of reimbursement by GMI. GMI and Consultant shall from time to time as appropriate discuss and agree on what costs and expenses GMI will bear in connection with the completion of certain of the Consulting Services.

6. TERM. The term of this Agreement is two years, commencing April 15, 2004 and ending April 15, 2006 (the "Term"). This Agreement may be terminated prior to the end of the Term upon the mutual agreement of the Parties or in the event Consultant is in default (as defined below) in the performance of the Consulting Services, which default is not cured within a reasonable time following written notice thereof from GMI. A "default" occurs when, in GMI's sole and exclusive judgment, Consultant is not satisfactorily performing the Consulting Services.

7.       MISCELLANEOUS.

         a. ENTIRETY OF AGREEMENT. This Agreement sets forth the entire understanding of the Parties with respect to the matters contemplated hereby. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. This Agreement shall not be amended or modified except by written instrument duly executed by each of the Parties.

         b. ASSIGNMENT AND BINDING EFFECT. This Agreement may not be assigned without prior written consent of the other Party.

         c. WAIVER. Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof by a written instrument duly executed by such Party.

         d. NOTICES. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by facsimile, or by registered or certified mail, postage prepaid, as follows:

                  If to GMI, to:

                  500 Park Avenue
                  Suite 203
                  Lake Villa
                  IL 60046

                  If to Consultant, to:

                  Stephen Stamp
                  7300 Turfway Road
                  Suite 300
                  Florence
                  KY 41042
                  USA

                  or such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communications will be deemed to have been given as of the date so delivered, telephoned or mailed.

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         e.       GOVERNING LAW. This Agreement shall be governed by and
                  interpreted and enforced in accordance with the laws of the State of Florida.

         f. NO BENEFIT TO OTHERS. The representatives, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the Parties hereto.

         g. SEVERABILITY. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         h. ATTORNEYS' FEES. In the event of a dispute concerning the matters contained in this Agreement, the prevailing party shall be reimbursed all of its attorneys' fees and costs incurred.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first above written.

GALAXY MINERALS, INC. a Florida corporation

By:             .................................

Name:           .................................

Its:              President

CONSULTANT

By:             .................................

Name:           .................................

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